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                                                                  Exhibit 10.148
                         Insurance Auto Auctions, Inc.

                                December 5, 1996


Confidential

Mr. Bradley S. Scott
1270 West N.W. Highway
Insurance Auto Auctions
Palatine, IL 60067

Dear Brad:

     This letter is to confirm the agreement between you and Insurance Auto Auctions, Inc., a California corporation (the "Company") regarding your continuing role as Chairman of the Board of the Company.

                          1. You agree to continue to serve through June 30, 1999 as Chairman of the Board, and confirm that you have resigned from all other officer and other positions with the Company and any of the Company's subsidiaries effective at the close of business on June 30, 1996 (such date shall be referred to as the "Change of Status Date"). Nothing in this Agreement shall be construed so as to impair the right of the Company or the stockholders to remove you from the Board at any time in accordance with the provisions of applicable law.

                          2.      After the Change of Status Date and
                                  continuing in all events until July 1, 1999, you will be paid an annual consulting fee for serving as Chairman of the Board of $100,000 per annum, payable semi-annually each January 1 and July 1, with the first installment payable on January 1, 1997. If you continue to serve as Chairman of the Board or as a director after June 30, 1999, you will be paid compensation to be negotiated between you and the Board of Directors. You may be eligible to continue your health insurance coverage at your own expense pursuant to COBRA. If you elect COBRA coverage following the date of signing this Letter Agreement, the Company will pay the monthly premium for the duration of the COBRA period. Upon cessation of your eligibility for COBRA, the Company will reimburse you for the cost of a private health insurance policy providing medical insurance for you and your eligible dependents that is comparable to the medical insurance then provided by the Company to its employees, up to a maximum monthly premium of $753, through June 30, 1999, regardless whether you continue in service.

                          3. The parties acknowledge that through fiscal year 1998, you will remain eligible for the performance bonus provided for in the August 22, 1994





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                                  amendment to your Employment Agreement dated
                                  September 30, 1991 in the same manner as if you had remained as an officer, director and employee of the Company ("Bonus"). You acknowledge that you were paid for all of your accrued vacation by receipt of two weeks paid vacation after the Change of Status Date. Effective on the Change of Status Date you will not accrue any further vacation.
                                  You agree that prior to your execution of this letter you were not entitled to receive any further monetary payments from the Company except for the Bonus and amounts due pursuant to pending expense reimbursement requests, and that the only payments, bonuses, benefits, stock rights or compensation of any kind that you are entitled to receive from the Company in the future are those specified in this letter.

                          4. On the eighth day following your signing of this Letter Agreement and assuming that you have not revoked it, you shall be paid a lump sum bonus equal to $600,000, less applicable deductions and reduced to the extent of prepayments received as salary from the Change of Status Date through such payment date, a sum to which you agree you are not otherwise entitled.

                          5.      Upon your Change of Status Date and
                                  continuing until June 30, 1999, the Company will provide all of the following:

                                  (a) in order to provide you with secretarial services, the Company will pay up to the following amounts of salary, plus benefits of a kind and amount normally provided by the Company for an individual in such position:

                                  Period                            Salary
                                  ------                            ------
                                  Calendar Year 1997                $35,000
                                  Calendar Year 1998                $30,000
                                  1/1/99 to 6/30/99                 $10,000

                                  (b) pay normal travel and entertainment
                                  expenses, and the normal expenses of
                                  reference material, periodicals and other items necessary to the proper functioning of a business office, all in accordance with the Company's generally applicable policy for business expense reimbursements, (c) 1994 600-series Mercedes, provided that the Company shall continue to make lease payments and transfer the title to the auto free and clear to you following the conclusion of the lease on February 28, 1997, (d) pay or reimburse expenses of attending conferences, providing that your attendance is approved in advance by the Company's Chief Executive Officer, (e) pay or reimburse up to $7,500 of expenses to attend the annual Fortune and YPO conferences, to maintain USC Entrepreneurial Board membership, (f) pay or reimburse expenses to maintain YPO membership for as long as you are eligible up to June 30, 1999. The Company will continue to pay the same amount for rental of




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                                  office space as it currently pays for the
                                  Agoura Road lease plus the annual cost of living increases specified by the lessor of the Agoura Oaks Commerce Center in a letter dated September 28, 1995 until you cease to serve as Chairman of the Board. The Company agrees to transfer the furnishings of the Agoura Hills office to you when you cease to serve as Chairman of the Board. In addition to office rent, the Company agrees to pay for all normal office expenses in an amount equal to the amount it paid in the fiscal year ending June 30, 1996, plus an additional amount to reflect annual cost of living increases to such expenses at the same time and in the same percentage as under the Agoura Hills lease.

                          6.      As of November 7, 1996, you hold the
                                  following options to purchase the Company's common stock granted on the dates indicated (collectively, the "Options"):

                                  NUMBER OF SHARES          GRANT DATE
                                  --------------------------------------------
                                  60,000                    9/14/93
                                  80,000                    9/14/93
                                  12,696                    6/21/94
                                  62,304                    6/21/94

                                  The Company acknowledges and confirms that your Options will continue to vest while you continue to serve as Chairman of the Board. You acknowledge that you will continue to be bound by all of the terms, conditions and limitations of the agreements evidencing the Options. You will remain eligible for additional option grants pursuant to the automatic grant program for outside directors under the 1991 Stock Option Plan, which provides for the grant of an option to purchase 10,000 shares at the time you initially become a non-employee director and additional options to purchase 2,000 shares each year thereafter on June 30, and for any other grants for which you are selected or may become eligible. The Options, by their terms, expire three months after you cease service with the Company; however, the Company hereby agrees that each of the Options will expire at the earlier of (A) the expiration of the original ten-year term of the Option or (B) the date that you first engage in Competitive Activities (as defined in paragraph 10 below), provided that none of the Options shall expire earlier than the end of the three month period beginning on your cessation of service.


                                  You acknowledge that you have no other
                                  options in the Company, or other rights to receive or purchase equity shares of the Company (or any parent or subsidiary), other than those rights specifically enumerated in this paragraph. (Nothing in this paragraph, however, shall affect your rights to acquire shares of Company common stock or to receive a refund of your accumulated payroll deductions pursuant to the terms of the Company's Employee Stock Purchase Plan.)




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                          7.      In consideration for receiving the payments
                                  and benefits described above, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company, or its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter arising out of or connected with your employment with the Company or the change in that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, breach of contract, breach of the convenant of good faith and fair dealing, any claims of discrimination based on sex, age, race, national origin, or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, Illinois Human Rights Act, and all other laws and regulations relating to employment. The parties agree that nothing in this letter agreement shall impact your rights (1) under the Company's 401(k) plan, (2) to benefits provided or referenced under this Agreement, including but not limited to the performance bonuses, (3) to coverage under the Company's director and officer insurance policy, and
                                  (4) to be indemnified pursuant to the
                                  existing provisions of the Company's Bylaws, the Indemnification Agreement between you and the Company dated September 27, 1991 or any applicable statute for any acts or failures to act during the periods when you are or were an officer of the Company, a director or other service provider to the Company. The Company acknowledges that nothing in this Letter Agreement shall in any way affect your rights to indemnification pursuant to the foregoing Indemnification Agreement including, without limitation, pursuant to those matters identified on Schedule A.

                          8. In consideration for the covenants and releases made by you in this letter agreement, the Company waives, releases and promises never to assert any claims or causes of action, whether or not now known, against you or your heirs with respect to any matter arising out of or connected with your employment with the Company or the change in that employment, or with your position as an officer, director or other service provider to the Company provided that the foregoing shall not prevent actions by the Company arising from your commission of a felony.

                          9. You and the Company expressly waive and release any and all rights and benefits under
                                  Section 1542 of the Civil Code of the State of California, or any analogous law of any other state, which reads as follows:

                                        "A general release does not extend to
                                        claims which the creditor does not know
                                        or suspect to exist in his favor at the
                                        time of executing the release, which,
                                        if known by him, must have materially
                                        affected his settlement with the
                                        debtor."



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                          10.     During the term of your service as Chairman
                                  of the Board and continuing for five years after the termination of such service, you will remain bound by the proprietary information and confidentiality provisions in paragraph 7 of your Employment Agreement dated September 30, 1991 ("Employment Agreement"). You agree that you will not engage in Competitive Activities. You will be deemed to engage in Competitive Activities if you (i) directly or indirectly own, manage, operate, join or are employed by,
                                  (ii) are a director, member, agent,
                                  shareholder, owner or general partner of,
                                  (iii) act as a consultant or advisor to, or
                                  (iv) control or participate in the ownership or operation of any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship or unincorporated business (whether or not for profit), in the course of which you engage in or assist such entity with respect to the processing and selling of total loss and recovered theft vehicles. Whether services are considered "Competitive Activities" shall be determined (i) at the time you first engage in an activity, if you first engage in that activity while performing services for the Company, or (ii) at the time you cease to perform services for the Company if you first engage in that activity after you cease to perform services for the Company. Notwithstanding the foregoing, nothing in the preceding sentence shall be deemed to diminish in any way your fiduciary obligations as a director of the Company or your obligations under the proprietary information and confidentiality provisions in paragraph 7 of your Employment Agreement. Nothing herein shall prevent the purchase or ownership by you of an interest in an entity that constitutes less than 1% of the outstanding equity securities of such entity.

                          11. This Agreement shall be governed by Illinois law, without regard to its conflict of law rules. Any dispute involving the construction or application of this agreement, or any claims arising out of this agreement or the breach thereof will be submitted to and settled by final and binding arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. If the arbitration is in Illinois, the Company agrees to pay the ordinary and reasonable travel expenses that you and your primary legal counsel incur to travel to Illinois as necessary in connection with arbitration proceedings, provided that the terms of such reimbursement shall be consistent with the Company's standard travel reimbursement policy in effect at that time. Should any arbitration proceedings be instituted by a party to this letter agreement to enforce any of the terms and provisions contained herein or to obtain relief for any breach hereof, the prevailing party in such action or proceeding shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled, other than the travel expenses you incur by having the arbitration in Chicago.




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                          12.     You agree that except as expressly provided
                                  in this letter, this letter renders null and void any and all prior oral and written agreements between you and the Company. No terms hereof may be modified or waived except in a writing signed by the Company's President and Chief Executive Officer.

                          13. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that you may not assign, transfer or delegate your rights or obligations hereunder and any attempt to do so shall be void. The Company's rights hereunder shall be assigned in connection with a merger of the Company or a sale of all or substantially all of the Company's assets.

                          14.     You acknowledge and understand the following:

                                  a)   You have at least twenty-one (21) days
                                       after receipt of this Agreement within
                                       which you may review and consider,
                                       discuss with an attorney of your own
                                       choosing, and decide to execute or not
                                       execute this Agreement.

                                  b)   You have seven (7) days after the
                                       execution of this Agreement within which to revoke this Agreement.

                                  c)   In order to revoke this Agreement, you
                                       must deliver to James P. Alampi, on or
                                       before seven (7) days after the execution of this Agreement, a letter stating that you are revoking this Agreement.

                                  d) This Agreement shall not become effective or enforceable until after the expiration of seven (7) days following the date that this Agreement is executed.

                          15. All parties have read and understand this Agreement, and they affix their signatures hereto voluntarily and without coercion. You further acknowledge that you have been given at least twenty-one (21) days within which to consider this Agreement, that you were advised by the Company to consult with an attorney of your own choosing concerning the waivers you have made; and the terms you have agreed to herein are knowing, conscious and with full appreciation that you are forever foreclosed from pursuing any of the rights so waived.



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Please indicate your agreement with the above terms by signing below.

                                        Sincerely,


                                        /s/ Susan B. Gould
                                        ------------------
                                        Susan B. Gould
                                        Chair, Compensation Committee

         My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand the foregoing letter and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived.



Signed: /s/ Bradley S. Scott                           Dated:  December 5, 1996
        -----------------------------
        Bradley S. Scott





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                                   Schedule A
                               Pending Litigation

             Estate of Fiumani, et al. vs. Bradley S. Scott, et al.
                 Alan Richeimer v Insurance Auto Auctions, Inc.